Exhibit 99.1
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                             Contact:    Investor Relations      Media Relations
                                         William Pike            Ray O'Rourke
                                         212-761-0008            212-761-4262


MorganStanley[LOGO]


                    STEPHEN S. CRAWFORD AND ZOE CRUZ NAMED

                        CO-PRESIDENTS OF MORGAN STANLEY

NEW YORK - March 28, 2005: Morgan Stanley (NYSE:MWD) announced today that Stephen S. Crawford and Zoe Cruz have been named co-presidents of the firm, with responsibility for its Institutional Securities, Individual Investor and Investment Management Groups. They will report to Morgan Stanley Chairman and Chief Executive Officer Philip J. Purcell.

Zoe Cruz is a 24-year veteran of Morgan Stanley's Institutional Securities Group. For the last five years she has led its Fixed Income Division to record levels of performance. Stephen S. Crawford has been with the Firm for 19 years, starting in its Investment Banking Division, where he specialized in advising financial institutions. Mr. Crawford was Morgan Stanley's Chief Financial Officer from 2001 to 2004 and, most recently, was the Firm's Chief Administrative and Risk Officer.

"By combining our institutional, individual and investment management businesses under Steve and Zoe's leadership we are continuing the great investment banking traditions of Morgan Stanley and creating a securities firm without peer," said Mr. Purcell. The appointment of a new generation of leaders for our integrated securities businesses reaffirms our commitment to building long-lasting shareholder value."

Neal Shear, head of Morgan Stanley's commodities business, will succeed Ms. Cruz as head of the Fixed Income Division.



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"We believe that this important reorganization of our key business units will help us raise our operating leverage across the firm and realize the full potential of Morgan Stanley's great franchise," said Mr. Purcell, "We are indeed fortunate that Zoe and Steve are assuming this leadership role and are taking on this important new mission.


"In her long career in Fixed Income, our largest division, Zoe Cruz has built a remarkable record of effective and efficient use of the Firm's capital to produce exceptional results for our shareholders. Steve Crawford, having served as our chief strategy officer, chief financial officer and, most recently, chief risk officer, brings to bear a keen understanding of the strategic drivers of our business, an in-depth knowledge of the whole firm and an appreciation of how it will succeed in a changing global regulatory environment. Both Zoe and Steve share a tremendous optimism about the many opportunities that lie ahead for a fully integrated firm, and together with them, I look forward to completing the challenge of building Wall Street's most valuable franchise." Mr. Purcell said.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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